EXHIBIT 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
April 11, 2006
001349.0334
ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079
Ladies and Gentlemen:
     In connection with the issuance by (i) ConocoPhillips, a Delaware corporation (“ConocoPhillips”), of $1,000,000,000 aggregate principal amount of its Floating Rate Notes due April 11, 2007 (the “ConocoPhillips Notes”), guaranteed by ConocoPhillips Company, a Delaware corporation (“CPCo”) (the “ConocoPhillips Guarantees”); and (ii) ConocoPhillips Australia Funding Company, a Delaware corporation (“Funding”), of $1,250,000,000 aggregate principal amount of its Floating Rate Notes due April 9, 2009 (the “2009 Notes”) and $750,000,000 aggregate principal amount of its 5.50% Notes due 2013 (the “2013 Notes” and, together with the 2009 Notes, the “Funding Notes”; the ConocoPhillips Notes and the Funding Notes are collectively referred to herein as the “Notes”), in each case guaranteed by ConocoPhillips and CPCo (the “Funding Guarantees”; the ConocoPhillips Guarantees and the Funding Guarantees are collectively referred to herein as the “Guarantees”), pursuant to (a) the Registration Statement of ConocoPhillips, Funding and CPCo on Form S-3 (Registration Nos. 333-133035, 333-133035-01 and 333-133035-02) (the “Registration Statement”), which was filed by ConocoPhillips, Funding and CPCo with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated April 6, 2006, as supplemented by the prospectus supplement relating to the sale of the Notes dated April 6, 2006 (as so supplemented, the “Prospectus”), as filed by ConocoPhillips, Funding and CPCo with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes and the Guarantees are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of ConocoPhillips on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
     The ConocoPhillips Notes and the related ConocoPhillips Guarantees are to be issued pursuant to the Indenture, dated as of October 9, 2002, among ConocoPhillips, as issuer, CPCo, as guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “ConocoPhillips Indenture”); and each series of the Funding Notes and the related Funding Guarantees are to be issued pursuant to an Indenture, to be dated as of April 11, 2006, between Funding, as issuer, ConocoPhillips and CPCo, as guarantors, and U.S. Bank National Association, as trustee (the “Funding Indenture” and, together with the ConocoPhillips Indenture, the “Indentures”). The terms of the Notes of each series (including the form of Note) are to be established pursuant to resolutions duly adopted by the Board of Directors of ConocoPhillips and Funding, as applicable.

ConocoPhillips	2	April 11, 2006
     In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) ConocoPhillips’ Restated Certificate of Incorporation and By-laws, CPCo’s Restated Certificate of Incorporation and By-laws and Funding’s Certificate of Incorporation and By-laws, in each case as amended to date; (ii) the Underwriting Agreement (the “Underwriting Agreement”) incorporated by reference into the Terms Agreement, dated as of April 6, 2006 (the “Terms Agreement”), among ConocoPhillips, Funding and the several Underwriters named in Schedule A to the Terms Agreement (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the ConocoPhillips Indenture and the form of Funding Indenture, together with the forms of the terms of the Notes (the “Terms of Notes”) of each series, in each case as filed as exhibits to the Form 8-K; and (v) the corporate records of ConocoPhillips, CPCo and Funding, including minute books of ConocoPhillips, CPCo and Funding as furnished to us by them, certificates of public officials and of representatives of ConocoPhillips, CPCo and Funding, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of each of ConocoPhillips, CPCo and Funding and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:
     (i)   The ConocoPhillips Notes and the related ConocoPhillips Guarantees will, when duly executed, issued and delivered by ConocoPhillips, executed, endorsed and delivered by CPCo and authenticated and delivered by the applicable trustee in accordance with the terms of the ConocoPhillips Indenture and the Terms of Notes for the ConocoPhillips Notes and duly purchased and paid for by the Underwriters in accordance with the terms of the Terms Agreement (including the provisions of the Underwriting Agreement incorporated by reference in the Terms Agreement), constitute legal, valid and binding obligations of ConocoPhillips and CPCo, respectively, enforceable against ConocoPhillips and CPCo, respectively, in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
     (ii)   The Funding Notes and the related Funding Guarantees will, when duly executed, issued and delivered by Funding, executed, endorsed and delivered by ConocoPhillips and CPCo and authenticated and delivered by the applicable trustee in accordance with the terms of the Funding Indenture and the Terms of Notes for the Funding Notes and duly purchased and paid for by the Underwriters in accordance with

ConocoPhillips	3	April 11, 2006
the terms of the Terms Agreement (including the provisions of the Underwriting Agreement incorporated by reference in the Terms Agreement), constitute legal, valid and binding obligations of Funding, ConocoPhillips and CPCo, respectively, enforceable against Funding, ConocoPhillips and CPCo, respectively, in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
     The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.